Exhibit 99.1

        AEP Industries Inc. Reports Fiscal 2004 First Quarter Results

    SOUTH HACKENSACK, N.J., March 9 /PRNewswire-FirstCall/ -- AEP Industries Inc. (Nasdaq: AEPI), the "Company" today reported financial results for its fiscal first quarter ended January 31, 2004.

    Net sales increased 11.3 percent in the first quarter to $188,894,000 compared with $169,772,000 in fiscal 2003. Excluding $15,840,000 of positive impact of foreign exchange, worldwide net sales increased $3,282,000 or 1.9 percent. The increase in net sales was due to a 4.7 percent increase in unit prices partially offset by a 2.7 percent decrease in sales volume.

    Gross margin in the first quarter of 2004 improved to 17.3 percent from
17.0 percent in the same period of 2003. The $3,741,000 improvement in gross profit in the 2004 period is largely due to the above-mentioned positive impact of foreign exchange combined with increased unit sales prices in the current period.

    Operating expenses in the 2004 quarter increased $91,000 from the same period of 2003. The increase in operating expenses includes $1,945,000 of negative impact of foreign exchange effect partially offset by the net cost reduction of $1,008,000 resulting from the liquidation of FIAP.

    Income from operations improved to $6,685,000 in the 2004 period compared with $2,982,000 in the 2003 first quarter. This improvement is primarily the result of the previously mentioned increase in average sales prices. The net effect of the FIAP liquidation between the periods was to increase 2004 income from operations by $1,344,000.

    For the 2004 first quarter the Company reported a net loss of $806,000 or $0.10 per share, compared with a net loss of $4,206,000 or $0.53 per share in last year's first quarter.

    "We are very pleased to report that income from operations more than doubled during the first quarter. What is noteworthy is that this improvement took place in all of our geographic areas and included the absorption of $362,000 of current period net charges related to the continuing liquidation of the Company's FIAP business in Italy," stated Brendan Barba, Chairman and Chief Executive Officer of the Company.

    "Although there continues to be excess production capacity available to meet the needs of virtually all flexible packaging markets, our raw material margins have improved for the fifth consecutive quarter. Maintaining our position as the low cost producer in all of our major markets continues to be the cornerstone of our strategy. We will continue to make decisions consistent with that strategy," concluded Mr. Barba.

    The Company invites all interested parties to listen to its first quarter conference call live over the Internet at www.aepinc.com on Wednesday, March 10, 2004 at 10:00 a.m. EST. An archived version of the call will be made available after the call is concluded.

    AEP Industries Inc. manufactures, markets, and distributes an extensive range of plastic packaging products for the food/beverage, industrial and agricultural markets. The Company has operations in ten countries throughout North America, Europe and Australasia.

    Except for historical information contained herein, statements in the release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, but are not limited to, risks associated with pricing, volume, EBITDA guidance and conditions of markets. Those and other risks are described in the Company's filings with the Securities and Exchange Commission (SEC) over the last 12 months, copies of which are available from the SEC or may be obtained from the Company.

                             AEP INDUSTRIES INC.
                    CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (UNAUDITED)
                    (in thousands, except per share data)

                                                  For the three months ended
                                                          January 31,
                                                     2004              2003
    NET SALES                                     $188,894          $169,772

    COST OF SALES                                  156,288           140,907
        Gross profit                                32,606            28,865
    OPERATING EXPENSES
      Delivery                                       8,751             8,466
      Selling                                       10,228            10,522
      General and Administrative                     7,018             6,918

        Total operating expenses                    25,997            25,906

    OTHER OPERATING INCOME (EXPENSE):
        Gains on sales of equipment, net                76                23

        Income from operations                       6,685             2,982

    OTHER INCOME (EXPENSE):
      Interest expense, net                         (6,448)           (6,325)
      Other, net                                        79            (1,340)
                                                    (6,369)           (7,665)
        Income (loss) before provision
         for income taxes                              316            (4,683)
    PROVISION FOR INCOME TAXES                       1,122              (477)
        Net loss                                     $(806)          $(4,206)

    EARNINGS (LOSS) PER SHARE - Basic and Diluted:  $(0.10)           $(0.53)

SOURCE  AEP Industries Inc.
    -0-                             03/09/2004
    /CONTACT: Paul Feeney, Executive Vice President and Chief Financial Officer of AEP Industries, +1-201-807-2330, feeneyp@aepinc.com/
    /Web site:  http://www.aepinc.com /
    (AEPI)

CO:  AEP Industries Inc.
ST:  New Jersey
IN:  CHM
SU:  ERN CCA